EXHIBIT 12.1

                          LONDON FOG INDUSTRIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)


                                                                        FISCAL YEAR ENDED

                                            --------------------------------------------------------------------------
                                             FEBRUARY 26,   FEBRUARY 25,   FEBRUARY 24,   FEBRUARY 22,   FEBRUARY 28,
                                                 1994           1995           1996           1997           1998

                                            -------------- -------------- -------------- -------------- --------------

EARNINGS
Income (loss) before extraordinary
 items and cumulative effect of
 accounting change ........................   $ (42,383)     $ (212,051)    $ (34,583)      $ (1,796)     $ (11,028)
 Add back- ................................
  Fixed Charges ...........................      28,657          34,291        21,816         17,340         20,192
                                              ---------      ----------     ---------       --------      ---------
    Total earnings ........................   $ (13,726)     $ (177,760)    $ (12,767)      $ 15,544      $   9,164
                                              =========      ==========     =========       ========      =========
FIXED CHARGES
Interest Expense ..........................   $  24,625      $   29,620     $  17,249       $ 13,073      $  14,959
Interest factor in rental expense .........       4,032           4,671         4,567          4,267          5,233
                                              ---------      ----------     ---------       --------      ---------
    Total fixed charges ...................   $  28,657      $   34,291     $  21,816       $ 17,340      $  20,192
                                              =========      ==========     =========       ========      =========
    Coverage Deficiency ...................   $ (42,383)     $ (212,051)    $ (34,583)      $ (1,796)     $ (11,028)
                                              =========      ==========     =========       ========      =========

                                               FOURTEEN     THIRTEEN
                                             WEEKS ENDED   WEEKS ENDED
                                               MAY 31,       MAY 30,
                                                 1997         1998
                                            ------------- ------------
EARNINGS
Income (loss) before extraordinary
 items and cumulative effect of
 accounting change ........................   $ (12,445)   $ (13,191)
 Add back- ................................
  Fixed Charges ...........................       5,363        2,883
                                              ---------    ---------
    Total earnings ........................   $  (7,082)   $ (10,308)
                                              =========    =========
FIXED CHARGES
Interest Expense ..........................   $   4,044    $   1,460
Interest factor in rental expense .........       1,319        1,423
                                              ---------    ---------
    Total fixed charges ...................   $   5,363    $   2,883
                                              =========    =========
    Coverage Deficiency ...................   $ (12,445)   $ (13,191)
                                              =========    =========
